                                 Exhibit 10.21


                                Reading Company
                        30 South 15th Street, Suite 1300
                       Philadelphia, Pennsylvania  19102



August 12, 1996



Mr. Steve Wesson
President
Citadel Holding Corporation
550 S. Hope Street, Suite 1825
Los Angeles, California 90071

Ms. Robin W. Skophammer
Chief Financial Officer
Craig Corporation
550 S. Hope Street, Suite 1825
Los Angeles, California  90071

Dear Mr. Wesson and Ms. Skophammer:

This letter is intended to set forth the principal terms of a proposed transaction among Reading Company ("Reading"), Citadel Holding Corporation ("Citadel"), Craig Corporation ("Craig"), Reading Entertainment, Inc. ("Reading Entertainment"), Craig Management, Inc., ("CMI"), and Citadel Acquisition Corp., Inc. ("CAC"). It is understood that this letter is not a binding agreement, but constitutes a statement of intentions only and is subject to the preparation, execution and delivery of definitive documentation by each of Reading, Reading Entertainment, Citadel, CAC, Craig and CMI, and, in the case of Reading, to the approval of its stockholders and to the delivery of fairness and legal opinions to the respective parties.

Reading is planning to form a new holding company (the "Holding Company Transaction") to be organized under the laws of the State of Delaware under the name Reading Entertainment. Promptly following the completion of the Holding Company Transaction, Reading Entertainment would issue the securities described below in exchange for the consideration described below.

1.  Citadel Holding Corporation and Citadel Acquisition Corp., Inc.:
    ---------------------------------------------------------------

          1.1  Consideration to be Paid:  Cash in the amount of $7 million, by
               ------------------------
    wire transfer in currently available funds at the closing.

          1.2  Reading Entertainment Securities to be Issued:  Series A Voting
               ---------------------------------------------
    Cumulative Convertible Preferred Stock, with the following terms:

   Stated Value:                $7 million, $100 per share.
   ------------

   Dividend:                    6 1/2% per annum, payable quarterly, and
   --------                     cumulative to the extent not paid.


   Conversion Price:            $11.50 per share
   ----------------

                                . No conversion for 18 months, unless there is a public disclosure or announcement of a transaction that would result in a third party (other than a Craig affiliate) owning 50% or more of common stock or voting rights of Reading or other change in control of Reading.

                                . On change of control, Reading would have the right to (i) call Citadel or CAC owned Series A preferred shares (at a redemption premium of 8% per annum ("p.a.") from date of issuance through year 4 then decreasing 1% p.a. thereafter beginning in year 5) only if Craig assumes Citadel's asset put obligation described below and (ii) call all other Series A preferred shares (at the redemption premium specified in clause (i) above. Citadel has the right to put (at stated value plus accrued but unpaid dividends and the same redemption premium). In the event Craig assumes the asset put obligation, Craig will agree to issue Craig Class A Common Preference Stock (the "Craig Stock") and the exercise price for the Craig Stock to be increased or decreased from Craig Stock market price to reflect the percentage of discount or premium on Reading stock (measured in terms of percentage difference between market price of Reading stock on change of control date and $11.75 or $12.25 per share, as applicable) which Citadel would be entitled to receive. Craig Stock market price (prior to adjustment) to be measured over 20 consecutive trading days prior to change of control date.

   Vote Per Share:              9.64 votes, which is approximately equal to
   --------------               Stated Value / Common Stock price at close of
                                trading on the date of this Letter of Intent.


                                . Usual and customary preferred voting rights, plus separate class vote for modifications or issuance of any senior or pari passu equity securities.

   Forced conversion:           Trading average of 135% of conversion price over
   -----------------            180 trading day period.


   Term:                        Perpetual
   ----

   Put Rights:                  After 5 years at stated value plus accrued but
   ----------                   unpaid dividends. In addition, right to put if
                                dividend is in arrears
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                                4 quarters; but in no event shall put be
                                exercised sooner than 18 months.

   Call Rights:                 Callable after 5 years at 108% of stated value
   -----------                  plus accrued but unpaid dividends, decreasing
                                thereafter at 2% p.a.

   Ranking:                     Senior to the Series B Preferred Stock.
   -------

   Registration Rights:         Two demands; unlimited piggyback.
   --------------------

   Transferability:             Freely transferable, except for restrictions
   ---------------              based upon securities laws or charter
                                provisions.

   Other:                       .  Reading has the right of first offer on 100%
   -----                           of any common or preferred stock of Reading
                                   that Citadel sells. Reading will have 10 business days from being offered the stock at a stated price. If Reading does not elect to purchase within 10 business days, Citadel has 180 days to sell at that or higher price.


          1.3  Asset Put:  Citadel will have the right to exchange all or
               ---------
   substantially all of its assets (other than Excluded Assets), together with any debt encumbering or related to such assets, for Reading Common Stock.

   Term:                        Immediately exercisable by Citadel. Notice of
   ----                         exercise must be delivered on or before 30 days
                                after filing of Reading's annual report on Form
                                10-K for fiscal 1999.

   Assets:                      (1)  $20M in Net Asset Value (Gross Value less
   ------                            liabilities including debt), of existing
                                     assets (including cash and cash proceeds) at fixed stock price set forth below; (2) existing assets over $20M in Net Asset
                                     Value (up to a maximum of $30M in Net Asset
                                     Value), and after acquired assets (other than cash) can only be put at market price of stock, and (3) after acquired assets over $5 M can only be put with Reading's consent. No restrictions on Citadel encumbering existing assets with additional or refinanced debt.

   Excluded Assets:             (1)  the Series A Preferred Stock and Common
   ---------------                   Stock issued on conversion,
                                (2)  cash or marketable securities as Citadel
                                     may require to maintain appropriate level of liquidity,
                                (3)  assets with liabilities in excess of fair
                                     market value of assets, and
                                (4)  after acquired assets over $5M (except with
                                     Reading's consent).

   Asset Value:                 Fair market value
   -----------

   Common Stock Price
   ------------------
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   issued in Exchange:          Up to October '97 $11.75 per share thereafter
   ------------------           $12.25 per share. If average trading price of
                                Reading Common Stock is in excess of 130% of put price for more than 60 days, then Citadel shall have 120 days, after notice from Reading, to give notice of exercise of the asset put. If
                                Citadel does not give notice of exercise at this time, then put price shall be fair market value of Common Stock. Reading shall convert a portion of the Common Stock into debt for that amount that would take the cumulative change of control percentage of Reading under IRC (S) 382 over 45% after exercise of the asset put. The amount converted to debt would be based on the value of Common Stock that would have been received. The economic terms of the debt would be determined by an independent investment banker. If Citadel elects to sell the debt within 90 days from issuance, Reading will take all reasonable actions to assist in selling. Reading to reimburse Citadel for Citadel's expenses and for amount by which the net proceeds from the sale of the debt is less than the value of the Common
                                Stock that would have been received on the date of conversion.

   Registration Rights:         Reading Common Stock received to have same
   -------------------          registration rights as described in Section 1.2.

   Information Statement:       Reading's expense
   ---------------------

   Citadel 3% Preferred Stock:  Redemption premium accrual rate reduced to 3%
   --------------------------   from Closing (no retroactive adjustment).  No
                                conversion for a one-year period commencing on the 15th day following the filing of Citadel's
                                Form 10-K for fiscal 1996, except in the event of a change of control of Citadel.

          1.4  Other Provisions:  Reading will reimburse Citadel and CAC for
               ----------------
   their reasonable out of pocket expenses (including fees and expenses of legal counsel and financial advisors) with respect to the transaction, up to a maximum reimbursement of $280,000.


2. Craig Corporation and Craig Management, Inc.:
   -------------------------------------------

          2.1  Consideration to be Paid:  Craig and CMI will deliver at the
               ------------------------
   closing their entire right, title and interest in the following assets:

               a. 693,650 shares of Series B Stater Bros. Holdings Inc. 10.5% Preferred Stock, stated value $100.00 per share,

               b. 1,329,114 shares of Citadel 3% Cumulative Voting Convertible Preferred Stock, stated value $3.95 per share, and

               c. 50% Membership interest and any related interest in Reading International Cinemas LLC.
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          2.2  Reading Entertainment Securities to be Issued:
               ---------------------------------------------

               a. Series B Voting Cumulative Convertible Preferred Stock, with the following terms:


         Stated Value:          $55.0 million, $100 per share
         ------------

         Dividend:              6 1/2% per annum, payable quarterly, and
         --------               cumulative to the extent not paid.

         Conversion Price:      $12.25 per share
         ----------------

                                a.  No conversion for 18 months.

                                b. Forced Conversion: no forced conversion for
                                   first five years and then forced conversion when average trading price of 135% of conversion price over 180 trading day period.

         Vote Per Share:        9.64 votes, which is approximately equal to
         --------------         stated value / Common Stock price at the close
                                of trading on the date of this Letter of Intent.
                                Plus, usual and customary preferred voting rights, including right to elect director in the event of missed dividends for six or more quarters, whether or not consecutive.

         Term:                  Perpetual
         ----

         Put Rights:            None
         ----------

         Call Rights:           No call for first five years and then callable
         -----------            at 108% of stated value plus accrued but unpaid
                                dividends, decreasing thereafter at 2% p.a.

         Ranking:               Junior to Series A Preferred Stock
         -------

         Registration Rights:   None
         -------------------

         Transferability:       Freely transferable, except for restrictions
         ---------------        based upon securities laws or charter
                                provisions.

                  b.  2,476,190 shares of Reading Entertainment Common Stock


          2.3  Other Agreements:  Craig will agree to vote its shares in Reading
               ----------------
     in favor of the Holding Company Transaction and in favor of the approval of the transactions contemplated hereby. At the closing, (i) the Amended and Restated Capital Funding Agreement between Reading Investment Company Inc., Craig and CMI dated March 8, 1996, and (ii) the Warrant and Preferred Purchase Options set forth in the Stock Purchase and Sale Agreement dated March 27, 1996 by and between Craig and Reading Holdings, Inc., will be terminated.

The definitive documentation will include, among other things, usual and customary terms and conditions including usual and customary representations, warranties, indemnities and conditions to closing. It shall be a condition to Closing for Citadel and CAC, on the one hand, and Craig and CMI, on the other, that the other party shall have performed all of its obligations under the Exchange Agreement. Each of the parties represents that they have reviewed a draft dated August 8, 1996 of the proposed Exchange Agreement and that they are in substantial agreement with respect to the material terms and conditions set forth therein.

The parties agree to consult with one another in the preparation of a press release reasonably acceptable to all parties announcing the transactions contemplated by this agreement and as to the wording of any applicable filings made on Form 13D with respect to Reading and/or Citadel, and to thereafter refrain from public statements concerning the transaction, absent prior notification to and consultation with the other parties hereto.

If this letter of intent correctly sets forth our understanding, please so indicate by executing and returning a copy of this letter. By executing and delivering this letter of intent, subject to the satisfaction of the conditions precedent set forth in this letter, Reading is representing and warranting that the above terms and conditions have been reviewed and approved by the Independent Committee of, and the Board of Directors of, Reading, after advice and counsel from its legal counsel and financial advisors. By executing and delivering this letter of intent, subject to the satisfaction of certain of the conditions precedent set forth in this letter, Citadel, CAC, Craig and CMI are similarly representing and warranting that the above terms and conditions, in so far as they relate to Citadel or to Craig, as the case may be, have been reviewed and approved by the Independent Committees of, and the Boards of Directors of, Citadel or Craig as the case may be, after advice and counsel from their respective legal counsel and financial advisors.

Very truly yours,


/s/James J. Wunderle

James J. Wunderle
Chief Financial Officer

ACKNOWLEDGED AND AGREED

Citadel Holding Corporation                  Craig Corporation



/s/ Steve Wesson                              /s/ Robin W. Skophammer
- ----------------                              -----------------------
By:    Steve Wesson                             By:    Robin W. Skophammer
Its:   President                                Its:   Chief Financial Officer
Date:  August 12, 1996                          Date:  August 12, 1996